Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Registration Statement of HealthLynked Corporation and Subsidiaries (collectively, the “Company”) on Form S-8 (File no. 333-218175) of our report dated March 30, 2020 with respect to the consolidated financial statements of the Company as of December 31, 2019 and 2018, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, and is included in this Annual Report on Form 10-K.

/s/ RBSM LLP

New York, NY

March 30, 2020